UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 13, 2013, Corvex Management LP and Related Fund Management, LLC issued the following press release.

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CORVEX AND RELATED FILE PRELIMINARY CONSENT SOLICITATION STATEMENT

TO REMOVE ALL TRUSTEES OF COMMONWEALTH REIT (CWH)

Engage Deutsche Bank Securities Inc.

NEW YORK, March 13, 2013—Corvex Management LP (“Corvex”) and Related Fund Management, LLC (“Related”) announced today that they have filed a preliminary consent solicitation statement with the U.S. Securities and Exchange Commission for shareholders to act by written consent to effect the removal of the entire board of trustees of CommonWealth REIT (“CWH” or the “Company”). CWH’s charter expressly permits holders of two-thirds of the outstanding shares to remove trustees without cause by written consent.

Once shareholders have removed the current board of trustees, CWH’s charter requires that the officers of the Company immediately call a special meeting of shareholders to elect successor trustees. Corvex and Related believe that their proposal to remove the entire board of trustees as a first step, if supported by shareholders, will send a clear and unequivocal message to Barry Portnoy and his son, Adam, that the time has come for them to be held accountable to the true owners of CWH. This process also presents a clean path for all shareholders to fairly participate in the process of electing replacement trustees without the oversight of an interested board.

Keith Meister of Corvex and Jeff T. Blau of Related issued the following statement:

“We believe that the initiatives launched today present a clear and attractive path for shareholders of CWH to remove the current board of trustees and bring change to CWH. We are confident that ultimately they cannot get around the simple fact that CWH’s charter gives all shareholders the ability to remove the board by means of written consent with a two-thirds vote. In our view and that of our lawyers, any bylaw amendment that tries to make an end-run around this clear right is simply unenforceable.”

Corvex and Related have engaged Deutsche Bank Securities Inc. as their financial advisor in connection with their investment in CWH. Furthermore, Deutsche Bank has delivered a “highly confident letter” to Corvex and Related to the effect that, subject to the assumptions, terms and conditions described therein, Deutsche Bank is highly confident of its ability to arrange third party debt financing to replace the Company’s existing term loan and revolving credit agreement. Corvex and Related intend to work with Deutsche Bank on any further required financing in connection with their effort.

Additional Information Regarding the Consent Solicitation

In connection with their solicitation of written consents, Corvex Management LP and Related Fund Management, LLC have filed a preliminary written consent solicitation statement with the Securities and Exchange Commission (the “SEC”) to solicit written consents from shareholders of the Company. Investors and security holders are urged to read the preliminary written consent solicitation statement in its entirety, and the definitive written consent solicitation statement and other relevant documents when they become available, because they will contain important information regarding the consent solicitation. The preliminary and definitive written consent solicitation statement and all other relevant documents will be available, free of charge, on the SEC’s website at www.sec.gov.

The following persons are participants in connection with the written consent solicitation of the Company’s shareholders: Corvex Management LP, Keith Meister, Related Fund Management, LLC, Related Real Estate Recovery Fund GP-A, LLC, Related Real Estate Recovery Fund GP, LP, Related Real Estate Recovery Fund, LP, RRERF Acquisition, LLC, Jeff T. Blau and Richard O’Toole. Information regarding the participants in the consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the preliminary written consent solicitation statement filed with the SEC on March 13, 2013.

About Corvex Management LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value-based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management, LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully-integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.